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                                                                                                        EXHIBIT 12

                                TRIBUNE COMPANY
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES(A)
                         (In thousands, except ratios)




                                                                           Fiscal Year Ended December
                                                              ----------------------------------------------------
                                                                  1995       1994       1993       1992       1991
                                                              --------   --------   --------   --------   --------
Income from continuing operations before cumulative effects
 of accounting changes                                        $245,458   $233,149   $204,646   $179,534   $158,049

Add:
  Income tax expense                                           167,076    158,698    142,212    120,089    106,514
  Losses on equity investments                                  13,209      9,739      1,857      1,903      1,107
                                                              --------   --------   --------   --------   --------

     Subtotal                                                  425,743    401,586    348,715    301,526    265,670
                                                              --------   --------   --------   --------   --------

Fixed charge adjustments
 Add:
  Interest expense                                              21,814     20,585     24,660     35,301     45,588
  Amortization of capitalized interest                           2,253      2,362      2,392      2,434      2,435
  Interest component of rental expense(B)                        8,200      8,236      8,732      8,182      7,647
                                                              --------   --------   --------   --------   --------

Earnings, as adjusted                                         $458,010   $432,769   $384,499   $347,443   $321,340
                                                              ========   ========   ========   ========   ========

Fixed charges:
  Interest expense                                            $ 21,814   $ 20,585   $ 24,660   $ 35,301   $ 45,588
  Interest capitalized                                             610          -      1,099      1,092        146
  Interest component of rental expense(B)                        8,200      8,236      8,732      8,182      7,647
  Interest related to guaranteed ESOP debt(C)                   22,057     24,017     25,742     27,019     27,500
                                                              --------   --------   --------   --------   --------

Total fixed charges                                           $ 52,681   $ 52,838   $ 60,233   $ 71,594   $ 80,881
                                                              ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                                 8.7        8.2        6.4        4.9        4.0
                                                              ========   ========   ========   ========   ========
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(A) The Company's financial statements and this exhibit have been restated to reflect earnings from QUNO, net of income tax, as discontinued operations.

(B) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

(C) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).